Freeport-McMoRan Copper & Gold Inc. Completes

Sale of $350 Million of 6⅞% Senior Notes Due 2014

And Additional Conversions of 8¼%

Convertible Senior Notes due 2006

NEW ORLEANS, LA, February 3, 2004 -- Freeport-McMoRan Copper & Gold Inc. (NYSE:FCX) announced today that it has completed its private placement of $350 million of 6 7/8% senior notes due 2014.  The offering generated net proceeds of approximately $344 million, which FCX expects to use to repay certain Atlantic Copper borrowings, provide funding for its 2004 debt maturities and for other corporate purposes, including additions to working capital and possible additional repayments of debt.

Richard C. Adkerson, President and Chief Executive Officer of FCX said, “This new offering allows us to refinance certain of our existing debt with attractive long term financing and provides opportunities for us to improve our capital structure for the benefit of our debt and equity investors.”

The notes have not been registered under the Securities Act of 1933 or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

FCX also announced today the completion of the early conversion of an additional $45.8 million of 8¼% Convertible Senior Notes due 2006 (“Notes”) into FCX common stock through privately negotiated transactions.  In these transactions, holders agreed to convert their Notes into approximately 3.2 million shares of FCX common stock (based on the $14.30 per share conversion price under the terms of the Notes).  FCX paid approximately $1 million in cash, plus accrued interest, to the holders, which was funded from restricted cash in the interest escrow associated with these Notes.

FCX issued $603.75 million of Notes in August 2001 and deposited a portion of the proceeds in escrow to fund the first three years of interest payments.  During 2003, $311 million in Notes were converted into common stock.  On January 6, 2004, FCX completed transactions resulting in early conversion of $180 million of Notes into FCX common stock.  In aggregate, approximately $537 million of the Notes have been converted into common stock and the remaining principal outstanding approximates $67 million.  The Notes are callable at FCX’s option after July 31, 2004, and FCX currently intends to call all remaining Notes not previously converted at this time.

After giving effect to this conversion, FCX shares of common stock outstanding total approximately 200 million.

FCX expects to record an approximate $5 million net charge to net income in the first quarter of 2004 and approximately $10 million lower interest expense through the July 31, 2004 call date as a result of the 2004 conversions.

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts copper concentrates in Spain and Indonesia.

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